Exhibit 99.1

APi Group Announces Pricing of Upsized $350 Million Senior Notes Offering

New Brighton, Minnesota – June 16, 2021 – APi Group Corporation (NYSE: APG) (“APG”, or “APi” or the “Company”) today announced the upsizing and pricing of the previously announced offering by APi Group DE, Inc., a wholly-owned subsidiary of the Company, of $350 million aggregate principal amount of 4.125% Senior Notes due 2029 at an issue price of $1,000 per $1,000 principal amount (the “Notes”), representing a $50 million increase from the original offering size. The Notes are being offered solely to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in accordance with Regulation S under the Securities Act.

The private offering is expected to close on June 22, 2021, subject to customary closing conditions. The Notes will be fully and unconditionally guaranteed on a senior unsecured basis by the Company and certain of the Company’s existing and future domestic subsidiaries.

The Company estimates that the gross proceeds from the sale of the Notes will be approximately $350 million, before deducting estimated fees and expenses. The Company intends to use the net proceeds from the sale of the Notes to repay outstanding indebtedness and for general corporate purposes, as well as for transaction fees and expenses.

No assurance can be given that the offering of the Notes will be completed, or, if completed, as to the terms on which it is completed. The Notes and related guarantees have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements of the Securities Act and any applicable state securities laws.

This press release does not constitute an offer to sell, or a solicitation of an offer to purchase, of any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer or solicitation would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements regarding the completion and timing of the offering of the Notes, and the Company’s planned use of any proceeds from the offering of the Notes. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, market and other general economic conditions, the Company’s and the initial purchasers’ ability to satisfy the conditions required to close the offering of the Notes, the Company’s perception of future availability of equity or debt financing needed to fund its businesses and the risk factors set forth in the periodic reports and other documents filed or to be filed by the Company with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2020 and quarterly report on Form 10-Q for the quarter ended March 31, 2021. These forward-looking statements are made as of the date of this press release and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Inquiries:

Olivia Walton

Vice President of Investor Relations

Tel: +1 651-604-2773

Email: investorrelations@apigroupinc.us

Media Contact:

Liz Cohen

Kekst CNC

Tel: +1 212-521-4845

Email: Liz.Cohen@kekstcnc.com